Exhibit 4.43

LOAN AGREEMENT
THIS AGREEMENT made at TUTICORIN this Fourth day of February Two Thousand and Eight BETWEEN STERLITE INDUSTRIES INDIA LIMITED, a company incorporated under the Companies Act, 1956 having its Registered Office at SIPCOT Industrial Area, Madurai Bye Pass Road, TV Puram, TUTICORIN-628002, Tamil Nadu, hereinafter called the “Lender” (which expression shall unless it be repugnant to the context or meaning thereof mean and include its successors and assigns) of the One Part and VEDANTA ALUMINUIM LIMITED, a company incorporated under the Companies Act, 1956 having its Registered Office at 75, Vedanta, Nehru Marg, Vile Parle (E), MUMBAI-400099, hereinafter called the “Borrower” (which expression shall unless it be repugnant to the context or meaning thereof mean and include its successors) of the Other Part;
WHEREAS at the request of the Borrower, the Lender has agreed to grant to the .Borrower a loan in the principal amount of up to Rs. 1000,00,00,000/- (Rupees one thousand crores only) for the purpose and on the terms and conditions hereinafter mentioned.

NOW IT IS HEREBY AGREED:
1. THE LOAN
1.1 The Lender shall, subject to the terms and conditions of this Agreement grant to the Borrower a loan in the principal sum of up to Rs.1000,00,00,000/- (Rupees one thousand crores only) for meeting the project cost and/or initial commercial operation of the project (hereinafter referred to as the “Loan”). The actual amount to be disbursed will depend on the demand raised by the Borrower from time to time not later than 31-03-2010.
1.2 The Lender may, in its discretion, and at the request of the Borrower, disburse the Loan in instalments in accordance with the instalments requested from time to time to meet the stated object of the project. The aggregate of all such instalments, if any, of the Loan shall be treated as a single loan for the purposes of this Agreement.
1.3 The Borrower shall provide to the Lender the documents specified in Schedule I attached hereto for disbursement of the Loan.
2. INTEREST
2.1 The Borrower shall pay to the Lender interest on the Loan outstanding, from time to time, at the Reserve Bank of India bank rate (being announced from time to time) plus 2% additional per annum, which shall be paid by the Borrower quarterly in arrears on 1st January, 1st April, 1st July and 1st October of each year, until the Loan is fully repaid.
2.2 Interest shall be computed on the daily outstanding balance on the basis of 365 days’ year and the actual number of days elapsed.
2.3 If the Borrower fails to pay any sum (whether principal, interest or otherwise, including without limitation a sum payable under this Clause 2 .3) on the due date for payment thereof hereunder, the Borrower shall pay the said defaulted amount together with additional interest on such defaulted amount from the due date thereof upto the date of actual payment at a rate of 2% (Two per cent) above the rate of interest specified in ‘— Clause 2.1 above.
3. REPAYMENT AND PREPAYMENT
3.1.1 Without prejudice to the foregoing, the entire Loan together with all interest accrued due thereon shall be repaid on or before the expiry of 10 years from the date of last disbursement of the Loan but not later than 31.03.2010. For the sake of convenience, the Lender has permitted the Borrower to repay the principal amount of the Loan in equal quarterly instalments, the first of such instalments being payable on 30th June 2010 and the last instalment being payable on 31st March 2020, as set out in Schedule II attached hereto. The last instalment of Loan will be paid together with the interest accrued upto that date.
3.1.2 In the event that the final amount of the Loan actually disbursed by the Lender to the Borrower is less than Rs.500 crores, then the instalments set out in Schedule II shall be proportionately reduced, so that the aggregate of all instalments equals the aggregate amount disbursed.
3.2 The Borrower may opt.for prepayment of loan at any time, by giving to the Lender not less than three days’ prior notice in writing. The prepayment of the Loan may be made in full or in part together with accrued interest up to the date of prepayment.

4. PAYMENTS AND CALCULATIONS
4.1 All payments to be made by the Borrower under this Agreement shall be made .in full without any set-off or counterclaim whatsoever.
4.2 Any certificate from the Lender in respect of the Loan and any certificate or determination of the Lender in respect of interest and other payments shall, in the absence of manifest error, be conclusive and binding on the Borrower.
5. SECURITY
5.1 The Borrower is a Company Promoted by the lender and is availing this loan for meeting the project cost and/or initial commercial operation of the project and hence there will be no security given by the Borrower to the Lender.
6. REPRESENTATIONS AND WARRANTIES:
The Borrower represents and warrants to the Lender that:
(a) The Borrower is a limited liability company duly organised and existing under the Companies Act, 1956 and has power to carry on its business as it is now being carried on and to own its property and assets.
(b) All corporate action on the part of the Borrower, its Directors or shareholders, necessary for the authorisation, execution and delivery of this Agreement and the security to be created in pursuance hereof (and performance hereunder and thereunder) have been duly taken.
(c) This Agreement and documents to be executed in pursuance hereof when —.executed and delivered will constitute valid and binding obligations of the Borrower.
(d) The Borrower has not taken any corporate action nor have any steps been taken or legal proceedings been initiated or threatened against the Borrower for its winding-up, dissolution, administration, re-organisation or for appointment of receiver administrator of the Borrower or all or any of its assets or undertakings.
(e) As of the date of this Agreement there is no litigation, proceeding or dispute pending or threatened against the Borrower, the adverse determination of which might substantially affect the Borrwer’s ability to repay the Loan or have a materially adverse effect on the financial condition of the Borrower.

(f) The execution and delivery of this Agreement and documents to be executed in pursuance hereof and the performance of its obligations hereunder and thereunder does not and will not (i) contravene any applicable law, statute or regulation or any judgment or decree to which the Borrower is subject, (ii) conflict or result in any breach of any of the terms of or constitute default of any covenants, conditions and stipulations under any existing agreement to which the Borrower is a party, or (iii) conflict or contravene any provision of the Memorandum and Articles of Association of the Borrower.
The above representations and warranties shall be deemed to be repeated by the Borrower on and as of each day from the date of this Agreement until all moneys due or owing hereunder by the Borrower to the Lender have been paid in full, as if made with reference to the facts and circumstances existing on such day.
7. POSITIVE COVENANTS
     The Borrower covenants and undertakes that, so long as the Loan shall remain outstanding, and until the full and final payment of all money owing hereunder, it will, unless the Lender waives compliance in writing:
(a) Utilise the Loan for meeting the project cost and/or initial commercial operation of the project and for no other purpose whatsoever
(b) Pay the Loan and interest thereon and all money owing to the Lender hereunder according to the terms hereof;
(c) Maintain its corporate existence and obtain, comply with the terms of and do all “ that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required to enable it to lawfully carry on its business;
(d) Inform the lender of any material litigation, arbitration or other proceedings, which affect the Borrower, forthwith upon such proceedings being instituted or threatened;
(e) Promptly inform the Lender of any material adverse change or any occurrence of which it becomes aware which might adversely affect the Borrower or affect its ability to perform its obligations under this Agreement;
(f) Promptly inform the Lender of the occurrence of any Event of Default and of the steps being taken to remedy the same and will, from time to time, if so requested by the Lender, confirm to the Lender in writing that save as otherwise stated in such confirmation, no Event of Default has occurred and is continuing;
(g) Pay regularly all taxes, assessments, dues, duties and impositions as may, from, time to time, be payable to any Government body or authority; and
(h) Perform, on request of the Lender, such acts as may be necessary to carry out the intent of this Agreement.

8. NEGATIVE COVENANTS:
     The Borrower covenants and agrees that so long as the Loan or any part thereof is, due and unpaid, and until full and final payment of all money owing hereunder are so paid, it shall not without the prior written consent of the Lender:
(a) Sell or transfer in any manner the assets or Property up to the extent of outstanding loan together with outstanding interest and other legal costs;
(b) Create, incur or assure any further indebtedness to the extent of outstanding loan together with outstanding interest and other legal costs;
(c) Effect any merger, amalgamation, reconstruction or consolidation; or
(d) Assume, guarantee, endorse or in any manner become directly or contingently, liable for or in connection with the obligation of any person.
9. EVENTS OF DEFAULT:
9.1 The occurrence of any of the following events shall be an Event of Default:
(a) Non-Payment by Borrower: If the Borrower fails to pay any sum whether for principal or interest or otherwise due by it under this Agreement at the time stipulated herein or in accordance with the terms of any document executed in pursuance hereof;
(b) General Default: The Borrower commits any breach of or omits to observe any of its obligations or undertakings under this Agreement or in respect of any security , (other than a default under Sub-Clause (a) above) created in pursuance hereof and in respect of any such breach or omission which is in the opinion of the Lender capable of remedy, such action as the Lender may require shall not have been taken within 14 (fourteen) days of the Lender notifying the Borrower of such default and of such required action;
(c) Mis-Representation: Any representation made or deemed to be made or repeated in or pursuant to this Agreement or in any notice, certificate or statement referred to herein or delivered hereunder is or proves to be incorrect or misleading in any material respect;
(d) Non-creation of Security: The Borrower fails to create or cause to be created, security in favour of the Lender in terms of Clause 5.2 above;
(e) Levy of Execution or Distress: Any execution or distress is levied against or an encumbrancer takes possession of the whole or my part of the Property;
(f) Act of Insolvency: The Borrower takes any action or any legal proceedings are started or other steps taken for (i) the winding-up or dissolution of the Borrower or (ii) the appointment of a liquidator, administrator, trustee or receiver or similar officer of the Borrower or the whole or any part of its undertaking, assets or properties;
(g) Acquisition of Property: All or substantially all of the undertaking, assets or properties of the Borrower or its interests therein are seized, nationalised, expropriated or compulsorily acquired by the authority of Government;

(h) Repudiation of Agreement: The Borrower repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement;
(i) Material Adverse Change: There occurs in the opinion of the Lender a material adverse change in the financial condition of the Borrower.
9.2 At any time after the happening of an Event of Default, the Lender may, by notice to the Borrower, declare (without prejudice to any other rights of the Lender) that the obligations of the Lender to make or continue to make the Loan available stand tenninated; and the outstanding Loan’ and all interest accrued and other sums payable under this Agreement are immediately due and payable, whereupon the same shall become due and payable by the Borrower forthwith in accordance with the terms of the notice.
10. INDEMNITY
     The Borrower shall indemnify the Lender, without prejudice to any other right of the Lender, against any loss, costs, charges or expenses which the Lender shall certify as sustained or incurred by it as a consequence of occurrence of an Event of Default or any prepayment of the Loan or otherwise in connection with the Loan.
11. MISCELLANEOUS
11.1 Notice:
Every notice, request, demand or other communication under this Agreement shall:
(a) be in writing delivered personally or by registered post;
(b) be deemed to have been received when delivered personally, at the time so delivered and if given by registered post, 48 hours after it has been put into post; and
(c) be sent to the addressee at its Registered Office address specified first “— hereinabove.

11.2 Interpretation
In this Agreement, unless the context otherwise requires:
(a) references to Clauses and Schedules are references to the Clauses of and Schedules to this Agreement and references to this Agreement include references to its Schedules;
(b) where any date for payment is not a working day, the payment shall be paid on the immediately preceding working date;
(c) words importing the plural shall include the singular and vice-versa; and
(d) Clause headings are inserted for sake of convenience only and shall not affect the interpretation of the provisions hereof.
11.3 Assignment
     The terms and provisions of this Agreement shall be binding upon, and the benefits hereof shall inure to the parties hereto and their respective successors and assigns; Provided However that the Borrower shall not assign this Agreement or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of the Lender. The Lender shall be entitled to assign its rights and obligations hereunder without the consent of the Borrower.
11.4 Waiver
     No delay or omission to exercise any right, power or remedy accruing to the Lender upon any breach or default of the Borrower under this Agreement shall impair any such right, power or remedy of the Lender nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default bed eemed a waiver of any other breach or default theretofore or thereafter occurring.
11.5 Amendment
     No amendment of any term or provision hereof shall be effective unless made in writing and signed by both parties hereto.
11.6 Severability
     If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity or enforceability of the remaining provisions of this Agreement shall in any way be affected or impaired thereby.
11.7 Costs
     The Borrower shall bear and pay all costs (including stamp duty), charges and expenses in connection with the Loan. Each Party shall bear its own legal costs.

11.8 Counterparts
     This Agreement may be executed in two counterparts one to be retained by each party both of which taken together shall constitute one and the same agreement.
IN WITNESS WHEREOF the Parties have executed these presents the day and year first hereinabove written.

SIGNED AND DELIVERED by the	)
Within named Lender	)
STERLITE INDUSTRIES (INDIA))		/s/ R. Kishore Kumar
LIMITED.	)
by the hand of its Chief executive Officer	)	/s/ Sushil Gupta
Mr. R. KISHORE KUMAR and	)
Chief Financial Officer Mr. SUSHIL GUPTA	)

SIGNED AND DELIVERED by the	)
Within named Borrower	)
VEDANTA ALUMINIUM LIMITED	)	/s/ M. Siddiqi
by the hand of its Director	)
Mr. M. SIDDIQI	)	/s/ Virendra Agarwal
And Chief Financial Officer	)
Mr. VIRENDRA AGRAWAL	)
DO NOT ATTEST

SCHEDULE I
     The delivery to the Lender of the following documents, in form and substance satisfactory to the Lender shall be conditions precedent to the making available of the Loan:
(a) the Memorandum and Articles of Association of the Borrower;
(b) A certified copy of the resolution passed by the Board of Directors of the Borrower authorising the availing of the Loan, the execution of this Agreement, the execution of all other documents as may be required by the Lender hereunder;
(c) Such other documents as the Lender may, in its discretions, require.

SCHEDULE II

Due Date of repayment
of Loan instalments	Principal Instalments of Loan (Rs.)
30th June 2010	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2010	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2010	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st March 2011	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th June 2011	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2011	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2011	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st March 2012	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th June 2012	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2012	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2012	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st March 2013	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th June 2013	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2013	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2013	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st March 2014	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th June 2014	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2014	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2014	Rs. 25,00,00,000 (Rs. Twenty five crores only)

Due Date of repayment
of Loan instalments	Principal Instalments of Loan (Rs.)
31st March 2015	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th June 2015	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2015	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2015	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st March 2016	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th June 2016	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2016	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2016	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st March 2017	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th June 2017	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2017	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2017	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st March 2018	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th June 2018	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2018	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2018	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st March 2019	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th June 2019	Rs. 25,00,00,000 (Rs. Twenty five crores only)
30th September 2019	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st December 2019	Rs. 25,00,00,000 (Rs. Twenty five crores only)
31st March 2020	Rs. 25,00,00,000 (Rs. Twenty five crores only)
Total	Rs.1000,00,00,000/-(Rs. One thousand crores only)